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                                                                       EXHIBIT 5


[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
400 Hamilton Avenue, Palo Alto, CA  94301-1825
Phone:  650-833-2000 Fax:  650-833-2001  www.graycary.com

November 12, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

As legal counsel for iPrint Technologies, inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 10,051,844 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options granted under the Wood Alliance, Inc. 1997 Stock Option Plan, the Wood Alliance, Inc. 1998 Stock Option Plan, the Wood Allliance, Inc. Millennium Stock Plan and Individual Stock Option Agreements, which have been assumed by the Company (collectively, the "Assumed Options"), and the iPrint Technologies, inc. 1997 Stock Option Plan (the "Plan").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 10,051,844 shares of Common Stock which may be issued pursuant to the exercise of Assumed Options and options granted under the Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan or the agreements evidencing the Assumed Options, and, in the case of the Assumed Options, the Amended and Restated Agreement and Plan of Reorganization dated as of August 30, 2001 by and among the Company, Metal Combination Corp., a wholly-owned subsidiary of the Company, and Wood Alliance, Inc., will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,


/s/ Gray Cary Ware & Freidenrich LLP
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GRAY CARY WARE & FREIDENRICH LLP